Exhibit 10.15

LIMITED LIABILITY COMPANY AGREEMENT

OF

DLS Power Development Company, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

DATED AS OF APRIL 2, 2007

* * * * * * * * * *

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACTS OR OTHER SIMILAR STATUTES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT. BY ACQUIRING ITS MEMBERSHIP INTEREST IN THE COMPANY, EACH MEMBER REPRESENTS THAT IT HAS ACQUIRED ITS MEMBERSHIP INTEREST FOR INVESTMENT AND THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF THE MEMBERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER, UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH THE TRANSFER, AND THE REQUIREMENTS OF THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

DLS POWER DEVELOPMENT COMPANY, LLC

i

ii

Exhibit A:	Members and Capital Contributions
Exhibit B:	Development Projects
Exhibit C:	Initial Business Plan
Exhibit D:	Development Principles

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

DLS POWER DEVELOPMENT COMPANY, LLC

This Limited Liability Company Agreement of DLS Power Development Company, LLC, a Delaware limited liability company (the “Company”), dated as of April 2, 2007 (the “Effective Date”), is entered into by the undersigned Members of the Company whose names are listed on Exhibit A to this Agreement.

RECITALS

WHEREAS, the Members anticipate that, during the Term of the Company, the Company will, among other things, provide certain power project development services, general management services and other services to Master SPV and Project Subs; and

WHEREAS, the Members desire to set forth, inter alia, the terms and conditions of their agreements and understandings concerning their respective undertakings as well as to regulate the operation and management of the Company and their investment therein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1 Construction. Any reference to any federal, state, provincial, local or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires.

Section 1.2 Definitions. The capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1.

“Accepted Future Development” is defined in Section 11.3(e).

“Adjusted Capital Account” means a Capital Account determined and maintained for each Member throughout the term of the Company, the balance of which shall be equal to such Member’s Capital Account balance, modified as follows:

(a) increased by the amount, if any, of such Member’s share of the Minimum Gain of the Company as determined under Treas. Reg. §1.704-2(g)(1);

(b) increased by the amount, if any, of such Member’s share of the Minimum Gain attributable to Partner Nonrecourse Debt of the Company pursuant to Treas. Reg. §1.704-2(i)(5);

(c) decreased by the amount, if any, of cash that is reasonably expected to be distributed to such Member, but only to the extent that the amount thereof exceeds any offsetting increase to such Member’s Capital Account that is reasonably expected to occur during (or prior to) the tax year during which such distributions are reasonably expected to be made (as determined under Treas. Reg. §1.704-1(b)(2)(ii)(d)(6));

(d) decreased by the amount, if any, of loss and deduction that is reasonably expected to be allocated to such Member pursuant to section 704(e)(2) or section 706(d) of the Code, Treas. Reg. §1.751-1(b)(2)(ii) or Treas. Reg. §1.704-1(b)(2)(iv)(k); and

(e) increased by the amount, if any, that the Member is required to contribute to the Company under this Agreement.

“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the relevant Person; provided, however, that for purposes of this Agreement (a) none of Dynegy or any of its subsidiaries shall be deemed an Affiliate of any Shareholder (as defined in the Shareholder Agreement) and (b) none of the Class B Directors (as defined in the Shareholder Agreement) shall be deemed an Affiliate of Dynegy or any of its subsidiaries.

“Agreement” means this Limited Liability Company Agreement.

“Annual Plan” means an annual project development plan for the Development Projects, including a project priority plan, project-by-project development spending plan and schedule, and an overall Master SPV operations budget (including planned development spending and revenues from project maturation or financing). The Annual Plan shall not include the Annual Prospecting Budget.

“Annual Prospecting Budget” means an annual budget, not to exceed $2.0 million, for the Master SPV to spend for creating or investigating new project development prospects.

“Bankruptcy” of a Person means the occurrence of any of the events described in section 18-304(1) or (2) of the Delaware Act with respect to such Person.

“Board” means the Managers collectively.

“Book Depreciation” means, for each fiscal year (or other period for which Book Depreciation must be computed), the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset, except that, if the Book Value of an asset differs from its adjusted tax basis at the beginning of the year, Book Depreciation will be an amount which bears the same ratio to Book Value at the beginning of the year as the federal income tax depreciation, amortization or other cost recovery deduction for the year bears to the beginning adjusted tax basis; provided, however, that if the adjusted tax basis of the asset at the beginning of the year is zero, Book Depreciation will be determined by the Managers using any reasonable method.

“Book Value” means with respect to any asset, the adjusted basis of the asset for federal income tax purposes, adjusted as provided in Section 7.13.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Texas or New York shall not be regarded as a Business Day.

“Capital Account” means an account maintained for each Member pursuant to Section 7.1.

“Capital Contributions” means the total amount of cash and other property contributed to the Company by a Member.

“Certificate” means the Certificate of Formation of the Company, initially filed with the Secretary of State of Delaware on March 26, 2006, as amended, restated, supplemented and otherwise modified from time to time.

“Change in Control” means, with respect to any Member, the transfer of equity interests issued by such Member, or the transfer (whether by a direct assignment, a sale of all or substantially all of the assets of any Person that Controls such Member or any merger, consolidation, conversion, share exchange, or similar statutory reorganization of any such Person) of equity interests of any Person that Controls such Member, resulting in a change in the Person that ultimately Controls such Member; provided, however, that a Change in Parent Control shall not be a Change in Control.

“Change in Parent Control” means: (a) with respect to Dynegy, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of Dynegy or of any subsidiary of Dynegy, (ii) ChevronTexaco and its Affiliates, or (iii) LSP Sub and its Affiliates, shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of Dynegy (or other securities convertible into such securities) representing 40% or more of the combined voting power of all securities of Dynegy entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; and (b) with respect to LSP Sub, the transfer (whether by a direct assignment, a sale of all or substantially all of the assets of any Person that Controls LSP Sub or any merger, consolidation, conversion, share exchange, or similar statutory reorganization of any such Person) of equity interests of any Person that Controls LSP Sub, resulting in a change in the Person that ultimately Controls LSP Sub.

“Change in Parent Control Member” is defined in Section 12.4.

“Change in Parent Control Notice” is defined in Section 12.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Opportunity” means a Company Opportunity (other than a Development Project) in connection with which either: (a) one or more material permits or other governmental approvals (including any permit or governmental approval concerning air emissions, wastewater discharge, construction or siting of or from the related power project) have been obtained or applied for, or (b) one or more of the following types of agreements have been entered into or become subject to a binding offer: (i) ground lease, (ii) power purchase or tolling agreement, (iii) EPC contract or comparable material construction contract or (iv) any other material agreement pursuant to which a Member or its Affiliates have expended more than $2 million.

“Company” is defined in the introductory paragraph.

“Company Opportunity” means any power project development that is pursued by either Member (or any Affiliate thereof), other than any power project development that may be (a) initiated by either Member (or any Affiliate thereof) in connection with power generating facilities existing and owned (directly or indirectly) from time to time by either Member (or any Affiliate thereof), or (b) acquired by either Member (or any Affiliate thereof) in connection with the bona fide acquisition (directly or indirectly) from time to time of one or more power generating facilities or power project development rights or assets by either Member (or any Affiliate thereof).

“Control” (or variations thereof) means, when used with respect to a Person or Persons, (a) in the case of a corporation, general partnership or limited liability company, possession, directly or indirectly, of more than 50% of the outstanding voting power of such entity, (b) in the case of a limited partnership, the ownership by such Person or Persons, directly or indirectly, of more than 50% of the general partner interest in such limited partnership, (c) in the case of a trust (i) such Person serving as the sole trustee of such trust or, in the case of multiple trustees, the possession by such Person or Persons, directly or indirectly, of more than 50% of the voting power of all trustees of such trust, or (ii) such Person or Persons constituting 50% of more in interest of the primary beneficiaries of such trust.

“Curative Allocations” means allocations pursuant to Section 7.11 of items of income and loss as determined for purposes of maintaining the Capital Accounts.

“Declined Company Opportunity” is defined in Section 11.3(c).

“Default Interest Rate” means the lower of (a) the highest rate permitted by applicable law or (b) (i) on the date of determination (or, if such date is not a business day in London, the next business day in London), the offered rate (“LIBOR”) for deposits in United States Dollars for the three-month period beginning on such date that appears on Telerate Page 3750 as of 11:00 a.m. London time (provided, that if such interest rates shall cease to be available from Telerate News Service, such rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Members) plus (ii) 8.00%.

“Delaware Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time and any successor to such act.

“Delaware Courts” is defined in Section 16.2(b).

“Delinquent Member” is defined in Section 5.2(d).

“Development Projects” means Existing Developments and Accepted Future Developments.

“Dispute” is defined in Section 15.1.

“Dynegy” means Dynegy Inc. (formerly named Dynegy Acquisition, Inc.), a Delaware corporation.

“Dynegy Services Agreement” means the Services Agreement dated as of the effective date between Dynegy Power Services, Inc. a Delaware corporation, and the Company.

“Effective Date” is defined in the introductory paragraph.

“Existing Developments” means the development projects described on Exhibit B.

“Financing Plan” means an annual financing plan for each Development Project, covering (a) a general debt and/or equity financing plan for each Development Project for which such a plan has been developed by the Board, and (b) in any case, unless the Board otherwise elects via Unanimous Board Approval, for each Development Project with respect to which construction will commence during the upcoming year: (i) whether debt and/or equity will be issued or transferred by relevant Project Sub and/or by one or both Members (and, if equity will be so issued or transferred, the voting rights, including supermajority rights, that will be provided to the various voting members of such Project Sub), (ii) Member roles and responsibilities regarding debt and/or equity transactions, (iii) the amount of debt and/or equity expected, (iv) other relevant terms and conditions, and (v) if each Member will separately finance its 50% interest, the terms and conditions under which such Development Project will be jointly constructed, financed, owned and operated, including whether the creation of separate undivided ownership interests in the Development Project assets is desirable.

“Future Development” means any Company Opportunity undertaken by or on behalf of the Master SPV, Dynegy or LSP Sub or any of their respective Affiliates, other than Existing Developments.

“Future Development Notice” is defined in Section 11.3(c).

“Indemnified Person” is defined in Section 14.1(a).

“Initial Business Plan” means the plan attached as Exhibit C.

“Initial Term” means the period from the Effective Date to the fifth anniversary of the Effective Date.

“Interest” means all rights and interests of a Member or other Person in the Company under this Agreement, the Delaware Act or applicable law, including (a) the right of a Member or other Person to receive allocations of income and loss and distributions of cash, property or liquidation proceeds under this Agreement and (b) all management rights, voting rights or rights to consent related thereto.

“Lending Member” is defined in Section 5.2(d).

“LSP Sub” means LS Power Associates, L.P., a Delaware limited partnership, together with its successors and assigns.

“LSP Services Agreement” means the Services Agreement dated as of the Effective Date between LSP Services DLS, LLC and the Company.

“Managers” means the individuals elected to manage the business of the Company pursuant to Article 10.

“Master SPV” means DLS Power Holdings, LLC, a Delaware limited liability company.

“Members” means the Persons designated as Members on Exhibit A and any other Persons hereafter admitted as a Member of the Company.

“Minimum Gain” has the meaning assigned to that term in Treas. Reg. §1.704-2(d).

“Modified 752 Share of Recourse Debt” means, as of any date, the amount (if any) of the economic risk that a Member is treated, as of such date, as bearing under Treas. Reg. §1.752-2 with respect to recourse debt (i.e., debt of the Company which is not Partner Nonrecourse Debt or a Nonrecourse Liability).

“Negotiation Period” is defined in Section 15.1.

“Non-Presenting Member” is defined in Section 11.3(c).

“Nonrecourse Deductions” has the meaning assigned to that term in Treas. Reg. §1.704-2(b)(1).

“Nonrecourse Liability” has the meaning assigned to that term in Treas. Reg. §1.704-2(b)(3).

“Obligation” is defined in Section 5.2.

“Partner Nonrecourse Debt” has the meaning assigned to that term in Treas. Reg. §1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning assigned to that term in Treas. Reg. §1.704-2(i)(2).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to that term in Treas. Reg. §1.704-2(i)(3).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, trust or other entity.

“Presenting Member” is defined in Section 11.3(c).

“Project Sub” means a subsidiary of Master SPV that owns a Development Project.

“Project Sub Agreement” means the agreement between the Company and Master SPV pursuant to which the Company provides development and/or management services to the Project Subs.

“Profit and Loss” mean, for each fiscal year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with section 703(a) of the Code, with the following adjustments:

(i)	The adjustments provided by Section 7.1(b) shall be made;

(ii)	Regulatory Allocations shall be excluded; and

(iii)	The Curative Allocations shall be excluded.

“Proposed Change in Parent Control Notice” is defined in Section 12.4.

“Regulatory Allocations” means the allocations pursuant to Sections 7.6, 7.7, 7.8, 7.9, 7.10, 7.11 or 7.14 of items of income, gain, loss, or deduction as determined for purposes of maintaining the Capital Accounts.

“Required Information” is defined in Section 11.3(c).

“Section 705(a)(2)(B) Expenditure” means any expenditure of the Company described in section 705(a)(2)(B) of the Code and any expenditure considered to be an expenditure described in section 705(a)(2)(B) of the Code pursuant to section 704(b) of the Code and the Treasury Regulations thereunder.

“Services Agreements” means the Dynegy Services Agreement and the LSP Services Agreement.

“Shareholder Agreement” means the Shareholder Agreement dated as of September 14, 2006 among Dynegy and the shareholders party thereto.

“Tax Distribution” is defined in Section 7.2(c).

“Treasury Regulations” or “Treas. Reg.” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Unanimous Board Approval” is defined in Section 10.6.

“Unanimous Member Approval” means the approval of all Members other than Delinquent Members.

“Uncommitted Development” is defined in Section 11.3(g).

ARTICLE 2

FORMATION

Section 2.1 Formation. The Members hereby form the Company as a limited liability company under and pursuant to the provisions of the Delaware Act. Except as expressly provided herein to the contrary, the Delaware Act shall govern the rights and obligations of the Members and the administration and termination of the Company. The Managers shall cause to be filed such other certificates or documents as may be required for the formation and operation of a limited liability company in Delaware or any other state in which the Company may elect to do business. The Managers shall file any necessary amendments to the Certificate and do all things requisite to the maintenance of the Company as a limited liability company under the laws of the State of Delaware and any other state in which the Company may elect to do business, to the extent such things are within the control of the Managers.

Section 2.2 Term. Subject to earlier termination pursuant to the terms of this Agreement (including Section 12.4), the term of the Company will terminate on the tenth anniversary of the Effective Date; provided, however, if any Member gives express written notice to the Company and the other Member(s) of such termination between the third and fourth anniversary of the Effective Date, then the term of the Company will terminate on the fifth anniversary of the Effective Date.

Section 2.3 Merger. The Company may merge with or into another limited liability company or other entity, or enter into an agreement to do so, subject to the requirements of the Delaware Act.

Section 2.4 No State Law Partnership. No provision of this Agreement shall be deemed or construed to constitute the Company a partnership or any Member a partner of any other Member for any purposes other than for federal and state tax purposes. Without limiting the generality of the foregoing, each Member acknowledges and agrees that it has no rights, claims or remedies against any other Member in respect of any fiduciary or similar duties, whether in equity or at law.

ARTICLE 3

NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

Section 3.1 Name. The name of the Company is “DLS Power Development Company, LLC” or such other name as is set forth on the Certificate from time to time.

Section 3.2 Assumed Names. The Company may do business under one or more assumed names as approved by the Board. In connection with the use of any such assumed names, the Managers shall cause the Company to comply with all applicable assumed name statutes.

Section 3.3 Registered Office; Registered Agent. The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation of the Company or such other Person as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be located at Two Tower Center, 11th Floor, East Brunswick, NJ 08816 or such other location as the Board may designate from time to time. The Company may have such other offices as the Board may designate from time to time.

ARTICLE 4

PURPOSES

The purposes of the Company are: (a) to provide services to Master SPV and the Project Subs related to power project development, including services relating to siting, permitting, power off-take sales, equity sell-down and financing for the Existing Developments and other Development Projects, (b) to provide services to Master SPV and the Project Subs related to evaluating and pursuing potential new Development Projects, and (c) carrying on any activities reasonably relating thereto or arising therefrom and doing anything reasonably incidental or necessary with respect to the foregoing (including activities related to the construction, financing and operation of Development Projects). The Members intend that the Company will not own any material assets other than (i) cash and cash equivalents, (ii) its rights under the Services Agreements and (iii) its rights under the Project Sub Agreement.

ARTICLE 5

MEMBERS

Section 5.1 Members. The Members of the Company and their respective Capital Contributions and Interests are shown on Exhibit A, which Exhibit shall be amended from time to time (with no Member or Manager approval required) to reflect admission of Member(s), transfer of Interest(s) or Capital Contributions made, in each case, in accordance with this Agreement.

Section 5.2 Capital Contributions.

(a) The cash Capital Contribution made by each Member for its Interest as of the Effective Date is shown under the column heading “Initial Capital Contribution” on Exhibit A.

(b) Each Member shall make such additional Capital Contributions that are approved by Unanimous Board Approval.

(c) No Member shall be required to make any Capital Contribution other than (i) the Initial Capital Contributions and (ii) Capital Contributions made pursuant to Section 5.2(b).

(d) If a Member does not contribute by the time required all or any portion of a Capital Contribution such Member is required to make as provided in this Agreement, the Company (or any Member on its behalf) may exercise, on written notice to such Member (the “Delinquent Member”), one or more of the following remedies:

(i) taking such action (including court proceedings) as the Company (or such Member) may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in default, along with the costs and expenses associated with the collection of such Delinquent Member’s Capital Contribution;

(ii) permitting the other Members in proportion to their Interests or in such other percentages as they may agree (the “Lending Member,” whether one or more), to advance the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:

(A) the sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement,

(B) the principal balance of the loan and all accrued unpaid interest thereon (collectively, the “Obligation”) is due and payable in whole on the tenth Business Day after the day written demand requesting payment of the Obligation is made by the Lending Member to the Delinquent Member,

(C) the amount lent bears interest at the Default Interest Rate from the date on which the advance is deemed made until the date that the loan, together with all interest accrued thereon, is repaid to the Lending Member,

(D) all distributions from the Company that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead will be paid to the Lending Member until the Obligation has been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest and second to principal),

(E) the payment of the Obligation is secured by a security interest in the Delinquent Member’s Interest, as more fully set forth in Section 5.2(e), and

(F) the Lending Member has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including court proceedings) that the Lending Member may deem appropriate to obtain payment from the Delinquent Member of the Obligation;

(iii) exercising the rights of a secured Member under the Uniform Commercial Code of the State of Delaware, as more fully set forth in Section 5.2(e); or

(iv) exercising any other rights and remedies available at law or in equity.

(e) Each Member grants to the Company, and to each Lending Member with respect to any Obligation owed to such Lending Member by that Member as a Delinquent Member, as security, equally and ratably, a security interest in its Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. Such security interest secures the payment of all Capital Contributions such Member is required to make and the payment of any Obligation owed to a Lending Member by such Member as a Delinquent Member. On any default in the payment of a Capital Contribution or in the payment of any Obligation, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured Member under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 5.2(e). Each Member will execute and deliver to the Company or the Lending Member all financing statements and other instruments that the Company or the Lending Member, as applicable, may request to effectuate and carry out the preceding provisions of this Section 5.2(e). In addition, the Company or any Lending Member may file a financing statement to evidence the security interest granted pursuant to this Section 5.2(e).

(f) Initially, a loan by any Member to another Member as contemplated by Section 5.2(d) will not be considered a Capital Contribution by the Lending Member and will not increase the Capital Account balance of the Lending Member. Notwithstanding the foregoing, in the event the principal and interest of any such loan have not been repaid within six months from the date of such loan, the Lending Member, at any time thereafter by giving written notice to the Company, may elect to have the unpaid principal and interest balance of such loan transferred to and increase such Lending Member’s Capital Account with a corresponding decrease in the Capital Account of the Delinquent Member on whose behalf such loan was made. Upon such transfer, the loan will be treated as a Capital Contribution and the Interest for each Member will be automatically adjusted to equal the percentage obtained by dividing (A) the Capital Account of such Member (including any Capital Contribution made on behalf of another Member) by (B) the aggregate Capital Accounts of all Members (including all Capital Contributions made on behalf of other Members).

(g) If the non-Delinquent Members do not exercise the rights granted by Section 5.2(d)(ii) within 14 days after the Delinquent Member fails to make its Capital Contribution when due, then the Company, by a vote of a majority in interest of the non-Delinquent Members, will have the right to exercise the following remedies:

(i) Company may at any time take such action (including court proceedings) as the Company may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in default; and

(ii) the Company may at any time exercise any other rights and remedies available at law or in equity.

Section 5.3 Admission of Additional Members. Additional Members of the Company may be admitted only as follows:

(a) If the proposed additional Member desires to purchase an Interest from the Company, such issuance and purchase may be made, and the admission of the additional Member shall become effective, only with Unanimous Member Approval. An issuance of an Interest hereunder shall dilute all Members in proportion to their respective Interests.

(b) If the proposed additional Member desires to acquire an Interest from an existing Member, such transfer may be made, and the admission of the additional Member shall become effective, only in accordance with Article 12.

Section 5.4 Return of Capital Contributions. Except as otherwise provided herein or in the Delaware Act, no Member shall have any right to withdraw, or receive any return of, its Capital Contribution.

Section 5.5 Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Members’ Capital Accounts.

Section 5.6 Loans From Members. Loans by a Member to the Company, including loans described in Section 5.2(d)(ii), shall not be considered Capital Contributions.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that the statements in this Section 6.1 are correct and complete as of the date such Member becomes party to this Agreement.

(a) Such Member is an entity duly created, formed or organized, validly existing, and in good standing under the laws of the jurisdiction of its creation, formation, or organization. There is no pending or, to such Member’s knowledge, threatened, action for the dissolution, liquidation, insolvency, or rehabilitation of such Member.

(b) Such Member has the entity power and authority to execute and deliver this Agreement, and to perform and consummate the transactions contemplated herein. Such Member has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of such Member’s obligations hereunder and thereunder, and the consummation of the transactions contemplated herein and therein. This Agreement has been duly authorized, executed, and delivered by, and is enforceable against, such Member.

(c) The execution and the delivery of this Agreement by such Member and the performance and consummation of the transactions contemplated herein by such Member will not (i) violate any law or order to which such Member is subject or any provision of its organizational documents, (ii) violate any contract, order, or permit to which such Member is a party or by which such Member is bound or to which any of such Member’s assets is subject, or (iii) require any consent from any Person.

(d) Such Member: (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; (ii) has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof; (iii) has received or has had full access to all the information it has requested and considers necessary or appropriate to make an informed investment decision with respect to the Interest to be acquired by such Member; (iv) is acquiring such Interest for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act; (v) has made its own independent inquiry into and an independent judgment concerning, the Company and such Interest; (vi) understands that such Interest has not been registered under the Securities Act; and (vii) understands and agrees that such Interest may not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act and other applicable securities laws.

ARTICLE 7

CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

Section 7.1 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the capital accounting rules of Treas. Reg. §1.704-1(b)(2)(iv) and, to the extent not inconsistent therewith, the following provisions:

(a) A Member’s Capital Account shall be (i) increased by (A) any cash contributions (but not loans) made by such Member to the Company, (B) the fair market value of any property contributed by such Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code), and (C) the amount of any income or gain (or items thereof), including income and gain exempt from taxation, allocated to such Member for federal income tax purposes, including any items in the nature of income or gain which are specially allocated pursuant to this Article 7; and (ii) reduced by (A) the amount of any distributions of cash (but not any payment of interest or principal on loans made to the Company) made to such Member by the Company, (B) the fair market value of any property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under section 752 of the Code), (C) the amount of any Section 705(a)(2)(B) Expenditure allocated to such Member for federal income tax purposes and (D) the amount of any loss or deduction (or item thereof) allocated to such Member for federal income tax purposes, including any items in the nature of expenses, deductions or losses which are specially allocated pursuant to this Article 7.

(b) For purposes of maintaining Capital Accounts, items of income, gain, loss and deduction of the Company shall be determined in accordance with the determination of taxable income of the Company with the following adjustments:

(i) all items of income, gain, loss and deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be taken into account;

(ii) The computation of all items of income, gain, loss and deduction shall be made without regard to any adjustment in the basis of assets of the Company as a result of an election under Section 754 of the Code which may be made by the Company (except to the extent required by Treas. Reg. §1.704-1(b)(2)(iv)(m)) and, as to those items described in Section 705(a)(2)(B) of the Code, without regard to the fact that such items are neither currently deductible nor capitalizable for federal income tax purposes

(iii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iv) any expenditures of the Company described in section 705(a)(2)(B) of the Code (or treated as such pursuant to Treasury Regulations issued under Section 704(b) of the Code), shall be excluded;

(v) gain or loss resulting from any disposition of Company property shall be computed by reference to the Book Value of the property;

(vi) in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account Book Depreciation; and

(vii) if the Book Value of an asset of the Company is adjusted pursuant to the first sentence of Section 7.13(b), any increase or decrease in the Book Value of the asset as a result of the adjustment shall be treated as gain or loss, respectively, from the disposition of the asset and shall be taken into account in computing Profit or Loss.

(c) If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest; provided, however, that if the transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, the Capital Accounts of the Members shall be adjusted in conformance with Treas. Reg. §1.704-1(b)(2)(iv)(l). A Member that has more than one Interest shall have a single Capital Account that reflects all of its Interests, regardless of the class of Interest owned by that Member and regardless of the time or manner in which it was acquired.

Section 7.2 Distributions.

(a) Except as required by Section 7.2(c) and Section 13.2(b), the Company will not make any distribution other than distributions approved by Unanimous Board Approval.

(b) Except as provided in Section 7.2(c), all distributions shall be made to the Members in proportion to their Interests.

(c) The Company will distribute, to the extent funds are available, to each Member within 120 days following the end of each fiscal year of the Company, an amount of cash (a “Tax Distribution”) equal to (i) the excess, if any, of (A) the aggregate net federal taxable income allocated to such Member for the current and all preceding fiscal years over (B) the aggregate net federal taxable losses allocated to such Member in all preceding fiscal years multiplied by (ii) the highest combined federal, state and local marginal income tax rate prescribed for an individual resident of New York City. A Tax Distribution shall be reduced by the amount of any prior Tax Distribution actually paid, and all distributions made pursuant to this Section 7.2 (excluding any Tax Distribution made pursuant to this Section 7.2(c)) in any fiscal year shall reduce the amount otherwise payable as a Tax Distribution for such fiscal year. If funds are not available to distribute to the Members the full amount of a Tax Distribution, the Company will distribute partial Tax Distributions to the Members, in proportion to their interests, to the extent funds are available.

Section 7.3 Allocations of Profit and Loss. Except as otherwise required by this Article 7, all Profit and Loss shall be allocated among the Members in proportion to their Interests.

Section 7.4 Tax Allocations.

(a) Except as otherwise provided in this Section 7.4, each item of income, gain, loss, deduction and credit determined for federal income tax purposes shall be allocated among the Members in the same manner as each correlative item of income, gain, loss, deduction and credit is allocated to the Members for purposes of maintaining their respective Capital Accounts.

(b) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by sections 734 and 743 of the Code and, where appropriate, to provide only Members recognizing gain on Company distributions covered by section 734 of the Code with the federal income tax benefits attributable to the increased basis in Company property resulting from any election under section 754 of the Code.

(c) Under Section 704(c) of the Code and Treas. Reg. §1.704-3, income, gain, loss, deduction and amount realized with respect to any asset contributed to the capital of the Company, solely for federal income tax purposes, shall be allocated among the Members so as to take into account any variation between the Book Value of such property and its adjusted tax basis at the time of contribution. If the Book Value of any asset is adjusted under Section 7.13, subsequent allocations of income, gain, loss, deduction and amount realized, solely for federal income tax purposes, shall be allocated among the Members so as to take into account any variation between the Book Value of such property and its adjusted tax basis at the time of revaluation as adjusted in the manner required under Treas. Reg. §1.704-3(a)(6). The allocations required by this Section 7.4(c) shall be made using the traditional method (within the meaning of Treas. Reg. §1.704-3(b)) as reasonably determined by the Managers.

Section 7.5 Limitations on Loss Allocation. Notwithstanding any other provision of this Agreement to the contrary, no item of loss or deduction of the Company shall be allocated to a Member to the extent that such allocation would result in a negative balance in such Member’s Adjusted Capital Account. Any such loss or deduction shall be allocated among the Members in accordance with their Interests as determined under Treas. Reg. §1.704-1(b)(3).

Section 7.6 Nonrecourse Deductions. All Nonrecourse Deductions shall be allocated among the Members in proportion to their Interests.

Section 7.7 Minimum Gain Chargeback. Notwithstanding any other provision in this Agreement, if in any fiscal year there is a net decrease in the amount of the Company’s Minimum Gain (or if there was a net decrease in Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 7.7), then, prior to any other allocation pursuant to this Article 7, each Member shall be allocated items of income and gain (including gross income) for such fiscal year (and, if necessary, for subsequent years) to the extent and in the manner provided in Treas. Reg. §1.704-2(f). This Section 7.7 is intended to satisfy the provisions of Treas. Reg. §1.704-2(f) and shall be interpreted consistently therewith.

Section 7.8 Partner Nonrecourse Deductions. All Partner Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Member that is treated (under Treas. Reg. §§1.704-2 and 1.752-2) as bearing the economic risk of loss for such debt.

Section 7.9 Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision in this Agreement (except for Section 7.7 regarding minimum gain chargeback), if in any fiscal year there is a net decrease in the amount of Partner Nonrecourse Debt Minimum Gain (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 7.9), then, prior to any other allocation pursuant to this Article 7, items of income and gain (including gross income) shall be allocated to each Member for such fiscal year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in such Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Treas. Reg. §1.704-2(i)(4)). It is the intent of the Members that any allocation pursuant to this Section 7.9 shall constitute a “minimum gain chargeback” under Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith.

Section 7.10 Qualified Income Offset. Pursuant to Treas. Reg. §1.704-1(b)(2)(ii)(d), income of the Company shall be allocated (after the allocations required by Section 7.7 regarding minimum gain chargeback and Section 7.9 regarding minimum gain chargeback for Partner Nonrecourse Debt but before any other allocation required by this Article 7) to the Members with deficit balances in their Adjusted Capital Accounts in an amount and in a manner sufficient to eliminate such deficit balances as quickly as possible; provided, however, that an allocation shall be made pursuant to this Section 7.10 only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all allocations in this Article 7 have been tentatively made as if Section 7.10 were not in the Agreement. This Section 7.10 is intended to satisfy the provisions of Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Section 7.11 Curative Allocations. If any items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures are allocated to a Member pursuant to the Regulatory Allocations, then, prior to any allocation pursuant to Section 7.3 and subject to the Regulatory Allocations, items of income and gain (including gross income) and items of loss, deduction and Section 705(a)(2)(B) Expenditures for subsequent periods shall be allocated to the Members in a manner designed to result in each Member’s Adjusted Capital Account having a balance equal to what it would have been had such allocation of items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures not occurred under the Regulatory Allocations; provided that allocations under this Section 7.11 shall be made only to the extent necessary to avoid a potential distortion in the economic agreement of the Members that would result from prior allocations under the Regulatory Allocations.

Section 7.12 Interest in Company Profits. Pursuant to Treas. Reg. §1.752-3(a)(3), the Members’ interests in Company profits for purposes of determining the Members’ proportionate shares of the excess nonrecourse liabilities (as defined in Treas. Reg. §1.752-3(a)(3)) of the Company shall be determined in accordance with their respective Interests.

Section 7.13 Adjustments of Book Value. Book Value with respect to any asset of the Company is the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any asset contributed to the Company by a Member shall be the fair market value of the asset as of the date of contribution.

(b) At the discretion of the Managers, the Book Value of the assets of the Company shall be revalued at the respective fair market values of such assets upon the occurrence of an event described in Treas. Reg. §1.704-1(b)(2)(iv)(f)(5). The Book Value of each asset shall be its fair market value, as of the liquidation of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g).

(c) The Book Value of each asset distributed to any Member will be the fair market value of the asset as of the date of distribution.

(d) The Book Value of each asset will be increased or decreased to reflect any adjustment to the adjusted basis of the asset under sections 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treas. Reg. §1.704-1(b)(2)(iv)(m); provided that the Book Value will not be adjusted under this Section 7.13(d) to the extent that an adjustment under Section 7.13(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 7.13(d).

(e) Book Value will be adjusted by Book Depreciation. Gain or loss on a disposition of any asset shall be determined by reference to such asset’s Book Value as adjusted herein.

The determination of the fair market value of property as required under this Section 7.13 shall be determined by the Managers using any reasonable method of valuation.

Section 7.14 Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to sections 734(b) or 743(b) of the Code is required to be-taken into account in determining Capital Accounts pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m), the Book Value of the Company’s assets shall be adjusted as set forth in Section 7.13, and any such adjustment in Book Value shall be treated as gain or loss (as the case may be) in computing Profit or Loss.

Section 7.15 Varying Interests. All Profit and Loss (and any item of income, gain, loss, deduction or credit specially allocated under this Article 7) shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Interest, the Members agree that their allocable shares of the Profit and Loss (or items thereof) and any item of income, gain, loss, deduction or credit specially allocated under this Article 7 for the taxable year shall be determined on any method determined by Unanimous Member Approval to be permissible by section 706 of the Code and the related Treasury Regulations to take account of the Member’s varying interests; provided that, on a transfer of an interest in the Company (or an event treated as a transfer for purposes of the Code) in accordance with the provisions of this Agreement, such items with respect to the interest that is transferred (or treated as transferred) shall be allocated between the transferor and the transferee under any method determined by the transferor that is permitted under Code Section 706.

ARTICLE 8

OWNERSHIP OF COMPANY PROPERTY

Company assets shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in Company assets or any portion thereof. Title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Managers may determine. All Company assets shall be recorded as the property of the Company on its books and records, regardless of the name in which legal title to such Company assets is held.

ARTICLE 9

FISCAL MATTERS, BOOKS AND RECORDS

Section 9.1 Bank Accounts; Investments; Borrowing. Capital Contributions, revenues and any other Company funds shall be deposited by the Company in one or more bank accounts established in the name of the Company, or shall be invested in furtherance of the purposes of the Company. No other funds shall be deposited into Company bank accounts or commingled with Company investments. Funds deposited in the Company’s bank accounts may be withdrawn only to be expended or invested in furtherance of the Company’s purposes, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

Section 9.2 Books and Records of Account. The Company shall maintain adequate books and records of account.

Section 9.3 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes only. The Company shall timely prepare or cause to be prepared and timely filed all federal, state and local income and other tax returns that the Company is required to file; provided, that each Member must be provided with a reasonable opportunity to review and provide comments on all tax returns before filing. As soon as is practicably possible after the end of each year, the Company shall send or deliver to each Person who was a Member at any time during such year such tax information as shall be reasonably necessary for the preparation by such Person of his federal income tax return and state income and other tax returns. The Members shall file their tax returns consistent with the positions taken by the Company with respect to taxes. At the request of any Member, the Company shall make an election under section 754 of the Code.

Section 9.4 Delivery of Financial Statements to Members. As soon as is reasonably practicable after the end of each fiscal quarter of the Company (except the last quarter of the fiscal year), the Company shall send to each Member an unaudited copy of (a) a balance sheet of the Company as of the end of such quarter, (b) an income statement of the Company for such quarter and the fiscal year to date and (c) a statement showing distributions to Members during such quarter. As soon as is reasonably practicable after the end of the fiscal year of the Company, the Company shall send to each Member a copy of (x) a balance sheet of the Company as of the end of such year, (y) an income statement of the Company for such year and (z) a statement showing distributions to Members during such year.

Section 9.5 Audits. The books of account and records of the Company shall be audited as of the end of each Company fiscal year by such firm of certified public accountants as is reasonably acceptable to the Board.

Section 9.6 Fiscal Year. The Company’s fiscal year shall be the calendar year.

Section 9.7 Tax Elections. The Company shall make such tax elections as shall be determined by the Managers; provided that neither the Company nor any Member or Manager shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

Section 9.8 Tax Matters Partner. The Managers designate LSP Sub to be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code. The Managers may change the Member who is designated the “tax matters partner” at any time. The Member who is the “tax matters partner” shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member who is designated as “tax matters partner” may not take any action contemplated by sections 6222 through 6232 of the Code without Unanimous Member Approval, and may not in any case take any action left to the determination of an individual Member under sections 6222 through 6232 of the Code.

Section 9.9 Classification. The Company intends to be classified as a partnership for federal income tax purposes under Treas. Reg. §1.7704-3. Neither the Company nor any Member may make an election under Treas. Reg. §1.7704-3(c) to treat the Company as an association taxable as a corporation.

ARTICLE 10

MANAGEMENT OF THE COMPANY

Section 10.1 Managers. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board. Managers need not be residents of the State of Delaware or Members of the Company. No Member, Manager or any other Person will have individual authority to bind the Company unless such is expressly conferred upon them pursuant to this Agreement or by action of the Members, the Board or a duly authorized committee, officer or other representative.

Section 10.2 Number and Election. The Board shall consist of four Managers. Each Member shall have the right to appoint two Managers (and one alternate in the event that Member’s appointed Manager is unavailable). Each Manager shall hold office for the term for which appointed, if any term is specified, and until that Manager’s successor has been appointed, or until that Manager’s earlier death, resignation or removal. The initial Managers appointed are:

Managers appointed by Dynegy:

Lynn A. Lednicky

Ben C. Trammell, Jr.

Kevin M. Hole (alternate)

Managers appointed by LSP Sub:

Bob Brooks

Jim Pagano

John King (alternate)

During the time that a Member is a Delinquent Member, the Manager appointed by such Delinquent Member shall not have the right to vote and will not be counted for purposes of taking any Board action.

Section 10.3 Resignation and Removal. Any Manager may resign at any time. Any Manager may be removed any time, with or without cause, by the Member that appointed such Manager.

Section 10.4 Vacancies. In the event of the death, resignation or removal of a Manager, the resulting vacancy may be filled at any time by the current Member that appointed such former Manager.

Section 10.5 Compensation. The Managers will not be paid any salaries or other compensation for serving in such capacity.

Section 10.6 Powers of the Board.

(a) The Board shall have no power to cause the Company to do any act outside the purposes of the Company set forth in Article 4. Subject to the foregoing limitation and all other limitations in this Agreement, the Board shall have full, complete and exclusive power and authority to take any action the Board deems to be necessary, convenient or advisable in connection with the management of the Company. Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, the Board will have broad discretion to authorize any officer or other representative or agent to act on behalf of the Company. The exercise of Board authority will occur only by the affirmative vote of all of the Managers entitled to vote on the applicable matter (“Unanimous Board Approval”).

(b) The Board may make any decision or take any action at a meeting, by conference telephone call, by written consent or any other method they elect; provided that, at the request of any Manager with respect to a decision or action of the Board, such decision or action must be made or taken by written consent signed by at least the number of Managers required to approve such decision or action.

Section 10.7 Annual Plans; Financing Plan.

(a) As soon as reasonably practicable following the Effective Date, the chief development officer of the Company shall prepare and present to the Board for approval an Annual Plan covering calendar year 2007 (and any remaining portion of calendar year 2006). By September 1 of each following year, the chief development officer of the Company shall prepare and present to the Board for approval an Annual Plan and an Annual Prospecting Budget for the upcoming year. No Annual Plan shall become effective unless and until it receives Unanimous Board Approval.

(b) The Board shall meet monthly to review the status of each Development Project, including progress toward agreed milestones, costs incurred and resources deployed for each project, and analysis of variances between the current status of Development Projects and the current Annual Plan, as well as analysis of variances between current status and the five-year plan adopted by the Members as of the Effective Date.

(c) The Board shall meet quarterly to review the status of the Annual Plan and may, by way of Unanimous Board Approval thereof, make modifications thereto from quarter to quarter. To the extent that an Annual Plan has been approved by Unanimous Board Approval, and without limiting the Board’s ability to take or not take any future action, no additional Board approval shall be required for the Company (or any of its officers, representatives or agents) to take any action expressly described in such Annual Plan so long as (i) the cost of such action is within the applicable budget constraints in such Annual Plan and (ii) the Annual Plan (or the documentation evidencing the Unanimous Board Approval thereof) does not require any additional Board approval for such action. Any material action or expenditure contemplated by an Annual Plan (other than those deemed approved under Section 10.7(e)) shall require Unanimous Board Approval.

(d) If an Annual Plan has not received Unanimous Board Approval by September 1 of a given year, an executive review panel consisting of four executives (two appointed by LSP Sub and two appointed by Dynegy) who (i) have decision making ability and (ii) are not Managers shall negotiate in good faith to approve an Annual Plan within 15 Business Days after such September 1. If the Board is prepared to provide Unanimous Board Approval for an Annual Plan as it relates to one or more, but not all, of the Development Projects, then there shall be prepared, and the Board shall separately consider and may provide Unanimous Board Approval for, one or more separate Annual Plans for the Development Projects. If the Board has considered, but is unable to provide Unanimous Board Approval for, any requested Capital Contribution, then, upon written notice provided by one Member to the other Member an executive review panel consisting of four executives (two appointed by LSP Sub and two appointed by Dynegy) who (i) have decision making ability and (ii) are not Managers shall negotiate in good faith to approve the requested Capital Contribution (or a modified Capital Contribution) within 15 Business Days after the date of such notice.

(e) If, after the negotiation period in Section 10.7(d) has expired, an Annual Plan has not received Unanimous Board Approval, (i) the Members shall continue to negotiate in good faith to agree on an Annual Plan, (ii) the Company shall operate using a default Annual Plan (which shall be deemed to have been approved by Unanimous Board Approval) until an Annual Plan has received Unanimous Board Approval, which default Annual Plan shall include budgeted items (which are deemed approved) for expenditures (1) which were budgeted for in the Annual Plan that has expired or is about to expire and are required to be made, during the 90-day period commencing on the date on which such negotiation period expired, in order to preserve the value of the relevant Development Projects, (2) for which the Company is contractually obligated under then-existing contracts or (3) for which the Company is entitled to be completely reimbursed under then-existing contracts, but which shall not in any event include any capital calls except those that have previously received Unanimous Board Approval.

(f) As soon as reasonably practicable following the Effective Date, the Board shall prepare and approve a Financing Plan covering calendar year 2007 (and any remaining portion of calendar year 2006). By September 1 of each following year, the Board shall prepare and approve a Financing Plan for the upcoming year. If a Financing Plan has not received Unanimous Board Approval by September 1 of a given year, an executive review panel consisting of four executives (two appointed by LSP Sub and two appointed by Dynegy) who (i) have decision making ability and (ii) are not Managers shall negotiate in good faith to approve a Financing Plan within 15 Business Days after such September 1. If the Board is prepared to provide Unanimous Board Approval for a Financing Plan as it relates to one or more, but not all, of the Development Projects with respect to which construction is expected to commence during the upcoming year, then there shall be prepared, and the Board shall separately consider and may provide Unanimous Board Approval for, one or more separate Financing Plans for such Development Projects.

Section 10.8 Services Agreements. On the Effective Date the Company has entered into the Services Agreements, which agreements are expressly approved by the Members and pursuant to which the Members or their Affiliates will provide certain services to the Company. Except as expressly set forth in a Services Agreement, each Member shall be responsible for all costs associated with any personnel providing services to the Company, including the costs of all applicable taxes and associated administrative activities related to its employees.

Section 10.9 Officers. The Board shall designate one person to serve as the chief development officer of the Company, it being understood that such person shall be an individual identified by LSP Sub and recommended to the Board for approval. The Board may designate one or more persons to serve as additional officers of the Company. No officer need be a resident of Delaware. Each officer will hold office until his successor will be duly appointed by the Board or until he resigns or has been removed by the Board. The compensation, if any, of any officer or agent of the Company shall be determined by the Board. The officers of the Company will report to the Board and need not be Members or Managers.

Section 10.10 Non-Solicitation. Except to the extent approved in advance by the other Member, for so long as a Member is a Member, and for a period of two years thereafter, such Member shall not (and shall not permit its Affiliates to) solicit, recruit, encourage or initiate contact with any of the employees of the other Member or any Affiliate thereof in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, directly or indirectly, for himself or with or for others. Each Member agrees to refrain from (and agrees to cause its Affiliates to refrain from) authorizing, directing or advising any third persons or entities to solicit, recruit, encourage or initiate contact with any of such employees in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, directly or indirectly, for himself or with or for others. This Section 10.10 shall not prohibit either Member from making public announcements or other forms of general solicitation for open job positions.

Section 10.11 Other Matters Regarding the Managers.

(a) The Managers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the Managers.

(b) The Managers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Managers reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) Each Member agrees and acknowledges that the Manager it appoints represents the interests of such Member. Accordingly, no Manager owes any fiduciary or similar duties to the Company or any other Member. Without limiting the foregoing, any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited as required to permit the Managers to act in a manner consistent with the preceding sentence.

Section 10.12 Development Principles. It is the Members’ intent and expectation, as of the Effective Date, that all Development Projects will be developed, constructed and operated in accordance with the development principles described on Exhibit D. The Members acknowledge, however, that such development principles are intended only as a non-binding guide and, with Unanimous Board Approval, any Development Project may be developed, constructed or operated in a manner that is inconsistent with such development principles.

ARTICLE 11

RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

Section 11.1 Action by Members.

(a) Except as expressly otherwise provided in this Agreement, all actions and decisions of the Members shall require Unanimous Member Approval; provided, that during the time that a Member is a Delinquent Member, such Delinquent Member shall not have the right to vote and will not be counted for purposes of taking any Member action.

(b) The Members may make any decision or take any action at a meeting, by conference telephone call, by written consent, by oral agreement or by any other method they elect; provided that, at the request of any Member with respect to a decision or action of the Members in such capacity, such decision or action must be made or taken by written consent signed by Members holding the Percentage Interests required to approve such decision or action.

(c) Notwithstanding anything to the contrary in this Agreement, the following actions on behalf of the Company require Member approval (only taking into account the disinterested Members with respect to (ii) below):

(i) the liquidation of the Company;

(ii) except as contemplated by a Services Agreement or a Project Sub Agreement, any transaction between the Company on one hand, and any Member or any Affiliate thereof on the other hand;

(iii) the amendment of this Agreement or the Certificate;

(iv) the admission of any additional Members or the issuance of any additional Interests; and

(v) changing any tax election of the Company.

Section 11.2 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

Section 11.3 Outside Activities; Future Development.

(a) Except to the extent expressly provided in this Section 11.3, each Member and its respective Affiliates and Managers may engage, directly or indirectly, without the consent of the other Member or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to offer or account to the other Member or the Company in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency, or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or to subject the Members or Managers to joint and several or vicarious liability or to impose any duty, obligation, or liability that would arise therefrom with respect to any or all of the Members, Managers or their Affiliates.

(b) LSP Sub acknowledges that Dynegy is a producer and seller of electric energy, capacity and ancillary services in many U.S. markets, with a power generation portfolio consisting (as of June 30, 2006) of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas, and that, accordingly, Dynegy owns assets that may be competitive with assets developed or managed by the Company. Dynegy acknowledges that one or more Affiliates of LSP Sub may in the future own assets that may be competitive with assets developed or managed by the Company.

(c) During the term of this Agreement, neither Member will (and neither will permit any of its respective Affiliates to), directly or indirectly, permit any Future Development for which it (or any of its Affiliates) is directly or indirectly responsible to become a Committed Opportunity unless such Future Development has first been presented to, and then either accepted or rejected by, the Company (on behalf of Master SPV) in accordance with this Section 11.3(c). Either Member (the “Presenting Member”) may propose that the Master SPV undertake a Future Development by delivering written notice (a “Future Development Notice”) to the other Member (the “Non-Presenting Member”), which Future Development Notice shall include (i) the proposed terms and conditions of any proposed transactions and agreements related to such Future Development, if any, and (ii) operational and financial information and other details that are reasonably sufficient (taking into account whether such Future Development is at an early stage or more advanced) to allow the Non-Presenting Member to make a reasonably informed decision with respect to such Future Development (the information described in clauses (i) and (ii) of this sentence being referred to collectively as the “Required Information”). If within 30 days after the Company receives the Future Development Notice the Non-Presenting Member does not approve Master SPV’s undertaking the Future Development described in such Future Development Notice, the Presenting Member (including its Affiliates) shall have the right to pursue such Future Development (as the same may be modified from time to time by the Presenting Member and/or any successor thereto, a “Declined Company Opportunity”) and own any assets related thereto. In such case, the Presenting Member shall have no further obligation or duty to the Company, Master SPV or the other Member with respect to such Declined Company Opportunity (except that, to pursue such Declined Company Opportunity, such Presenting Member must reimburse the Company and Master SPV for any costs incurred by the Company or Master SPV in connection with such Declined Company Opportunity). Except as set forth in this Section 11.3(c), the construction, operation, maintenance and ownership of each such Declined Company Opportunity project shall not be governed or affected by this Agreement, but shall be governed by the contractual and other arrangements established by the Member participating in such project. Any Member that delivers a Future Development Notice or elects to participate in a Declined Company Opportunity shall deliver a certificate executed by an executive or similar officer of such Member to the other Member certifying that such Member complied with the terms of this Section 11.3(c).

(d) If, in connection with any Future Development Notice, the Non-Presenting Member believes that such Future Development Notice does not contain the Required Information, the Non-Presenting Member shall so advise the Presenting Member in writing during the 30-day period referenced above (and, if the Non-Presenting Member does not so advise the Presenting Member during such period, the Future Development Notice shall be deemed to have included the Required Information). Upon being so advised by the Non-Presenting Member, the Presenting Member may, but shall not be required to, deliver a revised Future Development Notice to the Non-Presenting Member, in which case such 30-day period shall begin again. Any disagreement between the Members concerning whether or not any Future Development Notice contains the Required Information shall be a Dispute covered by Article 15.

(e) If the Non-Presenting Member approves the Future Development described in any Future Development Notice (any such approved Future Development being an “Accepted Future Development”), then: (i) the Company shall distribute to the

Members any and all right, title or interest the Company may have in or in respect of such Future Development (it being understood that it is not expected that the Company would have any such rights, title or interest), (ii) each applicable Member will transfer to Master SPV or a Project Sub designated by Master SPV all of its respective right, title and interest in, to and in respect of the Future Development in question (pursuant to quitclaim-style documents which will not contain any representations or warranties except as otherwise required by Unanimous Board Approval), provided, that if approved by Unanimous Board Approval, the applicable Member may transfer to the Company or a Project Sub a special purpose entity formed for the sole purpose of holding the right, title and interest in, to and in respect of such Future Development with such representations and warranties as approved by Unanimous Board Approval and (iii) subject to Unanimous Board Approval of the amount thereof, the Company will cause Master SPV to reimburse each Member for any and all out-of-pocket development costs directly incurred by such Member through the date of transfer in connection with such Future Development and not otherwise reimbursed by the Company, Master SPV or the other Member.

(f) It is understood and agreed that the Non-Presenting Member’s approval of the Master SPV’s undertaking any Future Development pursuant to Section 11.3(c) shall not in and of itself constitute the Non-Presenting Member’s (or its appointed Manager’s) approval of any particular agreement, permit-related filing or other aspect of the Development Project in question (including any addition to or change in the Annual Plan or Financing Plan with respect to such Development Project), each of which shall require Board approval to the extent otherwise provided in this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement: (i) upon termination of the term of the Company: (A) the Company and Master SPV shall cease to have any right, title or interest in any Future Development then existing or being considered that has not become a Committed Opportunity or an Accepted Future Development (an “Uncommitted Development”) on or before the date of termination, and (B) the Member or Members that have (either directly or through one or more Affiliates) theretofore participated in the development of such Uncommitted Development shall have no further obligations under this Agreement to the Company, Master SPV or any other Member with respect to such Uncommitted Development; and (ii) prior to the termination of the term of the Company, either Member shall be entitled to initiate one or more Uncommitted Developments without the involvement of the Company, Master SPV or the other Member (provided, that, until (A) if applicable, the date of the termination notice delivered pursuant to Section 2.2 between the third and fourth anniversary of the Effective Date or (B) otherwise, the ninth anniversary of the Effective Date, each Member shall, by way of discussion at Board meetings or otherwise, keep the Company and the other Member apprised of the existence and general status of any Uncommitted Development initiated by such Member that involves a Company Opportunity) and, once so initiated, neither Member shall have any duty or obligation to the Company, Master SPV or the other Member with respect to the continued development of such Uncommitted Development.

ARTICLE 12

TRANSFER OF INTERESTS; CHANGE IN CONTROL

Section 12.1 General Rule. No Member may sell, give, transfer, assign, pledge, encumber or otherwise dispose of all or any portion of its Interest (other than to an Affiliate that remains an Affiliate of (a) such Member or (b) the Person that, at the time of the transfer or assignment, ultimately controls such Member) without the consent of the other Member. For purposes hereof, the Members agree that a “transfer” by a Member of its Interest shall include any transaction that would constitute a Change in Control of such Member.

Section 12.2 Transferees. A permitted transferee of a Member shall be entitled to receive the share of Company income, gains, losses, deductions, credits and distributions to which its transferor would have been entitled. However, the transferee of any Interest shall not become a Member of the Company unless: (a) the instrument of assignment so provides; (b) such transferee agrees in writing to be bound as a Member by this Agreement; (c) all of the Members, in their sole discretion, consent to the admission of such transferee as a Member; and (d) the underlying transfer could not reasonably be expected to result in the Company being treated as a corporation or otherwise being taxed as an entity for federal income tax purposes; provided, however, that such consent shall not be required with respect to a transfer that is approved by the Members or is otherwise permitted pursuant to the terms of this Agreement. Upon becoming a Member, such transferee shall have all of the rights and powers of, shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall succeed to the status of, its predecessor, and shall in all respects be a Member under this Agreement. Any transferee of an Interest who is admitted to the Company as a Member shall be considered for all purposes to be a Member of the same class as his transferor. The use of the term “Member” in this Agreement shall be deemed to include any such additional Members. Until such transferee is admitted as a Member pursuant to this Section 12.2, (a) such transferee shall not be entitled to participate in the management of the Company or to exercise any voting or other rights or powers of a Member, except for the rights described in the first sentence of this Section 12.2, and (b) the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Interest transferred.

Section 12.3 No Preemptive Rights. Except as expressly provided in this Agreement, no Member shall have any preemptive, preferential or other right to acquire any Interests or any other securities of or other interests in the Company.

Section 12.4 Change in Parent Control. Upon the occurrence of a Change in Parent Control with respect to a Member (the “Change in Parent Control Member”), the Change in Parent Control Member shall give written notice thereof to the other Member (a “Change in Parent Control Notice”). In addition, each Member may, but shall not be obligated to, provide written notice to the other Member of a proposed or anticipated Change in Parent Control, which notice shall identify the Person or Persons that are expected to ultimately Control the Change in Parent Control Member once the proposed or anticipated Change in Parent Control transaction has occurred and shall indicate that it is a “Proposed Change in Parent Control Notice” delivered pursuant to this Section 12.4 (a “Proposed Change in Parent Control Notice”). Upon the occurrence of a Change in Parent Control with respect to a Member, the other Member shall have the right to terminate the term of the Company by giving written notice of such termination to the Change in Parent Control Member; provided, however, that (a) no such notice of termination shall become effective until the date 10 days following the date on which such notice is delivered to the Change in Parent Control Member (and shall not become effective if it is rescinded in writing prior to the expiration of such 10-day period), (b) if a Proposed Change in Parent Control Notice has been provided by the Change in Parent Control Member to the other Member, the other Member may exercise such termination right only if the other Member has provided written notice to the Change in Parent Control Member of its intention to do so within the 30-day period following the other Member’s receipt of such Proposed Change in Parent Control Notice, and (c) if a Change in Parent Control Notice has been provided by the Change in Parent Control Member to the other Member, the other Member may exercise such termination right only if the other Member has provided such notice of termination to the Change in Parent Control Member within the 30-day period following the other Member’s receipt of such Change in Parent Control Notice.

ARTICLE 13

DISSOLUTION AND WINDING UP

Section 13.1 Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) the expiration of the term of the Company set forth in Section 2.2 unless, within 120 days after such expiration, either (i) the Members unanimously agree to continue the business of the Company or (ii) the Members unanimously determine to continue the existence of the Company because of contingent liabilities of the Company or pending or threatened litigation or other unresolved claims against the Company, for a period of time necessary or advisable in the judgment of such Members to resolve any such liabilities, litigation or claims;

(b) the written consent of all of the Members for any reason, including in the case of a management deadlock that cannot be resolved, at any time to dissolve and wind up the affairs of the Company; or

(c) the entry of a decree of judicial dissolution of the Company under the Delaware Act.

The dissolution or Bankruptcy of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company shall not dissolve the Company.

Section 13.2 Liquidation.

(a) Except as otherwise provided herein, upon the dissolution of the Company, unless it is reconstituted pursuant to the Delaware Act and this Agreement, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions of this Section 13.2(a). The Board shall have full authority to wind up the affairs of the Company and to make final distribution as provided herein.

(b) Upon a dissolution of the Company requiring the winding up of its affairs, unless it is reconstituted pursuant to the Delaware Act and this Agreement, the Board (i) shall cause the inventory all of the Company’s assets, as well as the Company’s liabilities, within 30 Business Days of dissolution, and (ii) may sell the Company’s assets at the best price available or may distribute those assets in kind. All of the Company’s assets shall be applied and distributed, according to the fair market value thereof, after the allocations required by Section 7.3 and the allocation thereunder of hypothetical gains or losses from Company’s assets distributed in kind, in the following order:

(i) to the creditors of the Company;

(ii) to establishing the reserves which the Managers may deem necessary for contingent or unforeseen liabilities or obligations of the Company; and

(iii) to the Members in accordance with the positive Capital Account balances of the Members.

Any distributions required under Section 13.2(b)(iii) shall be made to the Members within 90 days after the date of such liquidation.

(c) The Managers shall comply with any requirements of the Delaware Act or other applicable law, except as modified by this Agreement, pertaining to the dissolution, liquidation and winding up of a limited liability company, at which time the existence of the Company shall be terminated.

Section 13.3 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, no Member shall have any obligation to eliminate any deficit (negative) balance in its Capital Account upon dissolution or liquidation of the Company regardless of how such negative balance was caused, including by deductions and losses of the Company (including non-cash items such as depreciation) or distributions to Members pursuant to this Agreement, and upon dissolution of the Company, such deficit shall not be an asset of the Company and no Member shall be obligated to contribute any amount to the Company to bring the balance of such Member’s Capital Account to zero; provided that this Section 13.3 shall not affect any obligation of a Member to make Capital Contributions pursuant to Section 5.2.

ARTICLE 14

INDEMNIFICATION AND INSURANCE

Section 14.1 Indemnification and Advance of Expenses.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member, Manager, officer, representative or other agent of the Company (an “Indemnified Person”), or, while a Member,

Manager, officer, representative or other agent of the Company, is or was serving at the request of the Company as a director, officer, employee, member, manager, partner, representative or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against expenses (including attorneys’ and experts’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnified Person did not act in good faith and in a manner which such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnified Person’s conduct was unlawful.

(b) To the extent that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 14.1(a), or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ and experts’ fees) actually and reasonably incurred in connection therewith.

(c) Any indemnification under Section 14.1(a) or Section 14.1(b) shall be made assuming that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standard of conduct set forth in Section 14.1(a) or Section 14.1(b); provided, that the Indemnified Person shall provide to the Partnership an undertaking by or on behalf of such Indemnified Person to repay any amounts paid pursuant to such indemnification if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership as authorized in this Section 14.1.

(d) Expenses (including attorneys’ and experts’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such an Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 14.1.

(e) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14.1 shall not be deemed exclusive of any other rights to which Persons seeking indemnification or advancement of expenses may be entitled under any agreement, pursuant to any action of the other Members, Managers, officers, representatives or other agents, by operation of law or otherwise, both as to action in such Person’s capacity as a Member, Manager, officer, representative or other agent and as to action in another capacity while serving as a Member, Manager, officer, representative or other agent of the Company.

Section 14.2 Insurance. The Company may purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Member or Manager against any liability asserted against him or incurred by him in any capacity identified in Section 14.1 or arising out of his status as a Member or Manager, whether or not the Company would have the power to indemnify him against that liability under Section 14.1 or otherwise.

Section 14.3 Limit on Liability of Members. Any indemnification pursuant to this Article 14 shall be made only out of the assets of the Company and shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of any Member to any third party.

ARTICLE 15

DISPUTE RESOLUTION

Section 15.1 Direct Negotiation. The Members encourage the prompt and equitable settlement of all controversies, claims and failures to reach Unanimous Board Approval (a “Dispute”) relating to or arising out of this Agreement or courses of dealing related hereto, including any claim based on or arising from an alleged tort. At any time, after expiration of any negotiation process specified herein as being applicable to any type of disagreement, any Member can give the other written notice that it desires to settle a Dispute. Within five days of delivery of such notice, each Member will cause an officer having authority to resolve such Dispute, to meet with an officer having similar authority from the other Member for two out of four continuous days. The period from the date of delivery of notice of under this Section 15.1 through the termination of the meeting between such officers is referred to as the “Negotiation Period.”

Section 15.2 Mediation. If the Dispute is not resolved during the Negotiation Period, the Members agree to submit their dispute to a mediator to work with them to resolve their differences. Such mediator will be selected by mutual agreement of the Members, determined reasonably and in good faith.

(a) Mediation Procedure. The mediation will be conducted pursuant to the rules generally used by the mediator in the mediator’s practice, subject to the following:

(i) The mediator will act as an advocate for resolution and will use his or her best efforts to assist the parties in reaching a mutually acceptable settlement. The mediator may suggest ways of resolving the Dispute, but may not impose his or her own judgment on the issues or that of the Members. The mediator will not have the authority to decide any issue for the Members, but will attempt to facilitate the voluntary resolution of the Dispute by the Members.

(ii) Each Person participating in the mediation will have authority to settle, and all Persons necessary to the decision to settle will be present during the entire mediation session or sessions.

(iii) The mediation will take place at a time and convenient location agreeable to the mediator and the Members, as the mediator will determine; provided that such mediation will take place no later than 10 Business Days after the termination of the Negotiation Period and will take place over two consecutive days.

(iv) Mediation sessions will be private, and only the Members and their representatives may attend the mediation sessions. Other Persons may attend the mediation sessions only with the written permissions of the Members and with the consent of the mediator.

(v) There will be no stenographic record of the mediation process, and no Person will tape record any portion of the mediation sessions.

(vi) No subpoenas, summons, complaints, citations, writs, or other process may be served at or away from the site of any mediation session upon any Person who then is entering, on the way to, in attendance or leaving the session.

(vii) The Members will participate in the mediation proceeding in good faith with the intention to settle.

(viii) No later than five days prior to the mediation, each Member will deliver to the mediator all information reasonably required for the mediator to understand the issues presented and a confidential memorandum (not to exceed five pages with normal type size and margins) setting forth the following:

(A) identification of the matters in dispute;

(B) concise statement of points (factual, legal, practical) that such Member believes enhances its chance of achieving a favorable outcome of the Dispute;

(C) history of settlement discussions and outstanding offers of settlement; and

(D) the above rules may be modified or amended with the Members’ written consent.

(b) Release. The mediator will not be a necessary or proper party in any litigation, arbitration or other action relating to the mediation. Neither the mediator, the Person employing the mediator, nor the Person providing the mediator will be liable to any Party for any acts or omissions in connection with any mediation conducted pursuant to this Section 15.2.

(c) Compromise Negotiation. The mediation is a compromise negotiation for purposes of the applicable rules of evidence and is an alternative dispute resolution procedure subject to law chosen to govern this Agreement. The entire procedure is and will be confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any of the Members, their agents, employees or other representatives and by the mediator, who is the Members’ joint agent for purposes of these compromise negotiations, are confidential and will, in addition where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible for any purposes, including impeachment, if any litigation or other proceedings involve the parties and will not be disclosed to anyone not an agent, employee, expert or other representative for any of the parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. Confidential Information disclosed to the mediator by the parties or by witnesses in the course of the mediation will not be divulged by the mediator. All records, reports or other documents received by the mediator while serving in that capacity will be confidential. The mediator will not be compelled to divulge such records or to testify with regard to the mediation in any adversary proceeding or judicial forum.

(d) Costs of Mediation. The Members will bear their respective costs incurred in connection with the mediation described in this Section 15.2, except that the Members will share equally the fees and expenses of the mediator, the costs of obtaining the facility for the mediation, and the fees and expenses of any experts employed at the mediator’s request.

(e) Termination of Mediation. The mediation will be terminated upon the first to occur of the following:

(i) by the execution of a settlement agreement resolving the dispute by the Members;

(ii) by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

(iii) after the completion of two full days of mediation sessions, by written declaration of a Member or Members to the effect that mediation proceedings are terminated.

Section 15.3 Other Rights and Remedies. If a Dispute involving the breach or alleged breach of any provision of this Agreement, or any claim based on or arising from an alleged tort, is not resolved during the Negotiation Period, the Members may pursue any and all rights and remedies available to them under applicable law.

ARTICLE 16

MISCELLANEOUS PROVISIONS

Section 16.1 Notices. Any notice or communication given pursuant to this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and received when a registered or certified letter containing such notice, properly addressed with postage prepaid is deposited in the United States mails; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party whom addressed. Such notices or communications shall be given to the parties hereto at the following addresses:

If to the Company:

DLS Power Development Company, LLC

1735 Technology Drive, Suite 820

San Jose, CA 95110

Attention: John T. King

Facsimile: (408) 392-9757

with a copy to each other Member.

If to any of the Members:

To the address set forth below such Member’s name on the signature page hereto.

Any party hereto may designate any other address in substitution for the foregoing address to which such notice shall be given by five (5) days’ notice duly given hereunder to the other parties.

Section 16.2 Governing Law; Venue; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement is intended to comply with the requirements of the Delaware Act and the Certificate. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Delaware Act or any provision of the Certificate, the Delaware Act and the Certificate, in that order of priority, will control.

(b) Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), and (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

Section 16.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective permitted heirs, legal representatives, successors and assigns.

Section 16.4 Amendment. This Agreement may be amended only Unanimous Member Approval.

Section 16.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute a single document.

Section 16.6 Execution in Writing. A facsimile, telegram, telex, cablegram or similar transmission by a Member or Manager, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member or Manager, shall be treated as an execution in writing for purposes of this Agreement.

Section 16.7 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

Section 16.8 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Failure on the part of a Member or the Company to complain of any act of any other Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 16.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and any actions related therefor, or contemplated thereby.

Section 16.10 Waiver of Certain Rights. Except as otherwise expressly provided herein, each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 16.11 Resignation. No Member has the right or power to, and no Member will attempt to, withdraw or resign from the Company as a Member without the unanimous written consent of all other Members.

Section 16.12 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions of this Agreement, and (b) all of the provisions of the Certificate. Each Member hereby agrees that this Agreement constitute adequate notice of all such provisions.

Section 16.13 Entire Agreement. This Agreement, together with the Exhibits hereto, the Services Agreements, and the certificates, documents, instruments and writings that are delivered pursuant hereto and thereto, constitutes the entire agreement and understanding of the Members in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Members, written or oral, to the extent they relate in any way to the subject matter hereof. Except as expressly contemplated by Article 14, there are no third party beneficiaries having rights under or with respect to this Agreement.

[The remainder of this page is intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Members have executed this Agreement to be effective as of the Effective Date.

DYNEGY INC. (formerly named Dynegy Acquisition, Inc.)

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	General Counsel, Executive Vice President-Administration and Secretary

Address for Notice:

Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, TX 77002
Telecopy: (713) 767-8288
Attention: Ben Trammell

LS POWER ASSOCIATES, L.P.

By:	/s/ Frank Hardenbergh
Name:
Title:

Address for Notice:

c/o LS Power Development, LLC.
1700 Broadway, 35th Floor
New York, NY 10019
Facsimile: (212) 615-3440
Attention: Senior Counsel

Signature page to LLC Agreement of DLS Power Development Company, LLC